Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

KIMBERLY-CLARK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt securities (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Equity	Common stock, par value $1.25 per share (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Equity	Preferred stock, no par value (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Other	Warrants (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

(3)	The registrant is registering hereby an indeterminate initial offering price and number or amount of securities of each identified class of securities as may from time to time be sold at indeterminate prices.